Independent Auditors' Report


To the Shareholders and Board of Trustees of BB&T Funds:

We have audited the accompanying statement of assets and liabilities of the BB&T Equity Index Fund (the "Fund"), a series of BB&T Funds, as of December 31, 2003, the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period ended December 31, 2003. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the BB&T Equity Index Fund as of December 31, 2003, the results of its operations, changes in its net assets and its financial highlights for the years or periods indicated above, in conformity with accounting principles generally accepted in the United States of America.




Boston, Massachusetts
February 13, 2004